EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

ESSA PHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

In U.S. Dollars

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	—	—		—		—		—	—
Equity	Preferred shares, without par value	—	—		—		—		—	—
Debt	Debt securities	—	—		—		—		—	—
Other	Subscription receipts	—	—		—		—		—	—
Other	Warrants	—	—		—		—		—	—
Other	Units	—	—		—		—		—	—
Unallocated (Universal) Shelf	—	457(o)		(1)		(1)	$200,000,000	(2)	$0.0001102	$22,040.00
Total Offering Amounts							$200,000,000			$22,040.00
Total Fees Previously Paid										—
Total Fee Offsets										$5,455.00
Net Fee Due(3)										$16,585.00

(1)	There are being registered under this Registration Statement such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units of ESSA Pharma Inc. (the “Registrant”), and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively, shall have an aggregate initial offering price not to exceed $200,000,000 (or its equivalent in any other currency used to denominate the securities). Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of common shares, preferred shares, debt securities, subscription receipts, warrants, and units as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)	A registration fee of $21,820.00 was previously paid with respect to securities registered under the Registrant's registration statement on Form S-3 filed on November 25, 2020, as amended on December 23, 2020, and declared effective on December 29, 2020 (File No. 333-250967) (the “Prior Registration Statement”), pertaining to the registration of $200,000,000 of securities of the Registrant, of which $50,000,015.00 remains unutilized and therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. As the total filing fee required for this Registration Statement is $22,040.00, taking into consideration the available offset of $5,455.00 from the Prior Registration Statement, the Registrant has accordingly transmitted $16,585.00 otherwise due for this Registration Statement.

Table 2: Fee Offset Claims and Sources

In U.S. Dollars

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	ESSA Pharma Inc.	S-3	333-250971	November 25, 2020		$5.455.00	(1)	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$50,000,015.00
Fee Offset Sources	ESSA Pharma Inc.	S-3	333-250971		November 25, 2020							$5,455.00	(1)

(1)	This amount is based upon $50,000,015.00 of unsold securities.